Exhibit 99.1

Press Release

K-SEA TRANSPORTATION PARTNERS L.P. ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER OF FISCAL 2010

NEW YORK, April 29, 2010 — K-Sea Transportation Partners L.P. (NYSE:KSP) today announced operating results for its third fiscal quarter ended March 31, 2010.  The Company reported an operating loss of $5.3 million, and earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $9.1 million, for the third quarter of fiscal 2010.  EBITDA is a non-GAAP financial measure that is reconciled to net income, the most directly comparable GAAP measure, in the table below.

President and CEO Timothy J. Casey commented, “The decline in U.S. refinery utilization we reported in our late-January press release continued through February.  As a result, our third fiscal quarter vessel utilization fell to 71%, a level not seen by us in 20 years, and versus 80% in the immediately preceding quarter and 84% in the comparable quarter last year.  With a significantly high drydocking quarter and the fact that our third fiscal quarter generally experiences a winter slowdown in the Alaskan and Great Lakes markets, the impact on our EBITDA was exacerbated.

Utilization of U.S. refinery operable capacity appears to have hit a near-term bottom of 77.7% at the end of January, and has rebounded to over 85% in the most recently reported week.  Average refinery utilization in March was 81.3%, and our vessel utilization and operating results in March experienced a noticeable improvement from January and February.

We continue to believe our high quality fleet and service capability will benefit K-Sea meaningfully as the refined petroleum products markets strengthen.  As we stated in January, we have continued to reduce costs, streamline operations, rationalize assets, and use available capacity to enter adjacent markets, and we are achieving tangible progress on all fronts.  We have reached agreements in principle to sell several assets and are in various stages of negotiation on several additional asset sales.  We are working through the unfortunate confluence of a severe drop in demand at a time when vessel capacity is coming off a peak caused by a combination of new, double-hull deliveries and the slow phase-out of single-hull equipment.  As we have mentioned several times over the past six months, single-hull vessels are all but economically obsolete and we believe should be eliminated from the market by the end of 2011, regardless of their mandated retirement age.  As demand for our services rebounds, albeit slowly initially, and the amount of available industry vessel capacity comes into balance, a more normal and profitable operating environment should prevail.  We foresee this taking place over the next 12-18 months.

The Company believes it currently is in full compliance with all provisions of its debt and lease agreements.  While the company expects to pay when due all future debt and lease obligations, the Company expects it will not be in compliance with all its financial covenants in certain of these agreements as of the end of its current fiscal year ending June 30, 2010 and has commenced discussions toward amending these covenants.”

Three Months Ended March 31, 2010

For the three months ended March 31, 2010, the Company reported an operating loss of $5.3 million, a decrease of $14.2 million, compared to $8.9 million of operating income for the three months ended March 31, 2009.  EBITDA decreased by $13.3 million, or 59%, to $9.1 million for the three months ended March 31, 2010, compared to $22.4 million for the three months ended March 31, 2009.  The decrease in EBITDA resulted from a $17.3 million decrease in revenue, net of voyage expenses, which is attributable to fewer working days due to the retirement of a majority of our single-hull vessels and an overall reduction in net utilization mainly relating to expiring contracts and having to employ vessels in the spot market.  Net utilization for the three months ended March 31, 2010 was also negatively affected by a significantly higher-than-normal drydocking quarter, in which we lost 320 working days (278 coastwise days) due to shipyard as compared to 193 shipyard days in the third quarter of fiscal 2009.  This decrease was partially offset by a $3.4 million reduction in vessel operating expenses and a $0.8 million reduction in general and administrative expenses, substantially as a result of our cost reduction efforts.

Net loss for the three months ended March 31, 2010 was $11.4 million, or $0.59 per fully diluted limited partner unit, a decrease of $15.3 million compared to net income of $3.9 million, or $0.18 per fully diluted limited partner unit, for the three months ended March 31, 2010.  The decrease was primarily a result of the $14.2 million decrease in operating income.

Nine Months Ended March 31, 2010

For the nine months ended March 31, 2010, the Company reported an operating loss of $5.3 million, compared to $28.2 million of operating income for the nine months ended March 31, 2009.  The operating loss was negatively impacted by a $5.9 million asset impairment charge on our single-hull vessels and an additional $1.7 million asset impairment charge resulting from the anticipated sale of assets in the fiscal 2010 fourth quarter.  EBITDA decreased by $24.9 million, or 37%, to $43.2 million for the nine months ended March 31, 2010, compared to $68.1 million for the nine months ended March 31, 2009.  The decrease in EBITDA resulted from a $36.6 million decrease in revenue, net of voyage expenses, which as mentioned above is attributable to fewer working days due to the retirement of a majority of our single-hull vessels and an overall reduction in net utilization directly relating to expiring contracts and having to employ vessels in the spot market.  This decrease was partially offset by an $8.2 million reduction in vessel operating expenses and a $2.6 million reduction in general and administrative expenses.

Net loss for the nine months ended March 31, 2010 was $20.8 million, or $1.10 per fully diluted limited partner unit, a decrease of $32.2 million compared to net income of $11.4 million, or $0.52 per fully diluted limited partner unit, for the nine months ended March 31, 2009.  The decrease was a result of the $24.9 million decrease in EBITDA and a $6.2 million increase in depreciation and amortization expense resulting primarily from the vessel impairment loss mentioned above.

Earnings Conference Call

The Company has scheduled a conference call for Thursday, April 29, 2010, at 9:00 am Eastern time, to review the fiscal 2010 third quarter results.  Dial-in information for this call is (866) 314-5050 (Domestic) and (617) 213-8051 (International).  The Passcode is 80227524.  The conference call can also be accessed by webcast, which will be available at www.k-sea.com.  Additionally, a replay of the call will be available by telephone until May 6, 2010; the dial in number for the replay is (888) 286-8010 (Domestic) and (617) 801-6888 (International).  The Passcode is 45289297.

K-Sea Transportation Partners L.P. Makes Its Annual Report on Form 10-K Available to Unitholders

K-Sea Transportation Partners L.P. filed its Annual Report on Form 10-K for the fiscal year ended June 30, 2009 with the Securities and Exchange Commission on September 14, 2009.  A copy of the Annual Report on Form 10-K is available in the Investor Relations section of the Partnership’s website at www.k-sea.com.  The Partnership’s unitholders may also receive a paper copy of the Annual Report, which includes a complete copy of the Partnership’s most recent annual audited financial statements, free of charge upon request to the Partnership at One Tower Center Blvd., East Brunswick, NJ 08816, Attention:  Investor Relations, or by calling the Investor Relations group at (732) 565-3818.

About K-Sea Transportation Partners

K-Sea Transportation Partners is one of the largest coastwise tank barge operators in the United States.  The Company provides refined petroleum products transportation, distribution and logistics services in the U.S. domestic marine transportation market, and its common units trade on the New York Stock Exchange under the symbol KSP.  For additional information, please visit the Company’s website, including the Investor Relations section, at www.k-sea.com .

Use of Non-GAAP Financial Information

The Company reports its financial results in accordance with generally accepted accounting principles (GAAP).  However, we also present EBITDA, which is a non-GAAP financial measure.  EBITDA is used as a supplemental financial measures by management and by external users of financial statements to assess (a) the financial performance of the Company’s assets and the Company’s ability to generate cash sufficient to pay interest on indebtedness and make distributions to partners, (b) the Company’s operating performance and return on invested capital as compared to other companies in the industry, and (c) compliance with certain financial covenants in the Company’s debt agreements.

EBITDA should not be considered as an alternative to net income, operating income, cash flow from operating activities or any other measure of financial performance or liquidity under GAAP.  EBITDA presented herein may not be comparable to similarly titled measures of other companies.  A reconciliation of EBITDA to net income, the most directly comparable GAAP measure, is presented in the table below.

Cautionary Statements

This press release contains forward-looking statements, which include any statements that are not historical facts, such as the Company’s expectations regarding business outlook (including the timing of a return to a more normal and profitable operating environment), compliance with debt covenants and our ability to amend them, anticipated phase-out of single-hull vessels, expectations regarding demand for our services, equipment utilization and rate, cost-cutting efforts and our expectations regarding them, vessel utilization and rates, future earnings, the application of free cash flow to reduce debt and the benefits therefrom, cost increases, the benefits of long-term charters, the amount of vessel operating capacity (both at the Company and in the industry), and future results of operations.  These statements involve risks and uncertainties, including, but not limited to, insufficient cash from operations, a decline in demand for refined petroleum products, a decline in demand for tank vessel capacity, the effects of the economic recession, intense competition in the domestic tank barge industry, the occurrence of marine accidents or other hazards, the loss of any of the Company’s largest customers, fluctuations in charter rates, delays or cost overruns in the construction of new vessels,  failure to comply with the Jones Act, modification or elimination of the Jones Act and adverse developments in the marine transportation business and other factors detailed in the Company’s Annual Report on Form 10-K and other filings with the Securities and Exchange

Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected.  The Company disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Contact K-Sea Transportation Partners L.P

Terrence P. Gill, Chief Financial Officer, 732 565-3818

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except for unit and per unit  data)

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009

Voyage revenue	$56,177	$74,628	$187,061	$242,302
Other revenue	3,406	3,810	11,710	15,889
Total revenues	59,583	78,438	198,771	258,191

Voyage expenses	11,872	13,393	33,584	56,371
Vessel operating expenses	31,917	35,271	102,364	110,607
General and administrative expenses	6,702	7,481	20,223	22,845
Depreciation and amortization	14,389	13,420	46,194	39,946
Loss on acquisition of land and building	—	—	1,697	—
Net loss (gain) on disposal of vessels	—	(53)	(36)	250

Total operating expenses	64,880	69,512	204,026	230,019
Operating income (loss)	(5,297)	8,926	(5,255)	28,172
Interest expense, net	6,283	4,879	15,800	16,293
Other expense (income), net	2	(9)	(527)	(20)

Income (loss) before provision for income taxes	(11,582)	4,056	(20,528)	11,899
Provision (benefit) for income taxes	(274)	55	24	312
Net income (loss)	$(11,308)	$4,001	$(20,552)	$11,587
Less net income attributable to non-controlling interest	98	93	297	222
Net income (loss) attributable to K-Sea unitholders	$(11,406)	$3,908	$(20,849)	$11,365

General partner’s interest in net income (loss)	$(120)	$1,124	$(219)	$3,368
Limited partners’ interest in:
Net income (loss)	$(11,286)	$2,784	$(20,630)	$7,997
Net income (loss) per unit - basic	$(0.59)	$0.18	$(1.10)	$0.52
- diluted	$(0.59)	$0.18	$(1.10)	$0.52
Weighted average units outstanding - basic	19,191	15,844	18,674	15,469
- diluted	19,191	15,866	18,674	15,489

Supplemental Operating Statistics

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009
Local Trade:
Average daily rate (1)	$7,280	$8,067	$7,290	$7,578
Net utilization (2)	73%	80%	77%	81%

Coastwise Trade:
Average daily rate	$13,440	$13,865	$13,033	$13,335
Net utilization	71%	85%	80%	89%

Total Fleet
Average daily rate	$11,259	$11,979	$11,100	$11,455
Net utilization	71%	84%	79%	86%

(1) Average daily rate is equal to the net voyage revenue earned by a group of tank vessels during the period, divided by the number of days worked by that group of tank vessels during the period.

(2) Net utilization is equal to the total number of days worked by a group of tank vessels during the period, divided by total calendar days for that group of tank vessels during the period.

K-SEA TRANSPORTATION PARTNERS L.P.

Reconciliation of Unaudited Non-GAAP Financial Measures to GAAP Measures

(in thousands)

Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

	Three months ended		Nine months ended
	March 31,		March 31,
	2010	2009	2010	2009

Net income (loss)	$(11,308)	$4,001	$(20,552)	$11,587
Adjustments to reconcile net income (loss) to EBITDA :
Depreciation and amortization	14,389	13,420	46,194	39,946
Interest expense, net	6,283	4,879	15,800	16,293
Loss on acquisition of land and building	—	—	1,697	—
Provision for income taxes	(274)	55	24	312

EBITDA (1)	$9,090	$22,355	$43,163	$68,138

(1) EBITDA excludes a non-recurring loss on the purchase of our waste water treatment facility in Norfolk, Viriginia.

K-SEA TRANSPORTATION PARTNERS L.P.

CONSOLIDATED CONDENSED BALANCE SHEETS

(in thousands)

	March 31,	June 30,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$114	$1,819
Accounts receivable, net	26,704	29,819
Prepaid expenses and other current assets	18,604	17,807
Total current assets	45,422	49,445

Vessels and equipment, net	592,021	533,996
Construction in progress	25,547	66,882
Goodwill	54,300	54,300
Other assets	35,914	34,180
Total assets	$753,204	$738,803

Liabilities and Partners' Capital Current liabilities:
Current portion of long-term debt and capital lease obligations	$18,711	$16,820
Accounts payable and accrued expenses	54,799	44,373
Deferred revenue	8,238	12,476
Total current liabilities	81,748	73,669

Term loans and capital lease obligations	224,772	225,915
Credit line borrowings	129,622	140,278
Other liabilities	10,846	11,395
Deferred taxes	3,555	3,618
Total liabilities	450,543	454,875

Commitments and contingencies
Partners' Capital	302,661	283,928
Total liabilities and partners' captial	$753,204	$738,803